Exhibit 99.1

CONSENT OF TECHNOMIC, INC.

October 25, 2006

Carrols Holdings Corporation

968 James Street

Syracuse, NY 13203

Ladies and Gentlemen:

We hereby consent to the use of our name, Technomic Information Services, and to the references to the “2006 Technomic Top 500 Chain Restaurant Report” for the year ended 2005 in the Registration Statement on Form S-1 (File No. 333-137524) of Carrols Holdings Corporation (the “Company”) and in all subsequent amendments, including post-effective amendments, and supplements to the Registration Statement (including the prospectus contained therein) relating to the Company’s initial public offering of its common stock. We further consent to the filing of this Consent as an exhibit to such Registration Statement.

Technomic, Inc.

By:	/s/ Chris Urban
Name: Chris Urban Title: Director